SERVICES AGREEMENT

THIS AGREEMENT made as of the 25th day of November, 2013, by and between FSI LOW BETA ABSOLUTE RETURN FUND (the "Fund"), a statutory trust organized under the laws of the State of Delaware, and ULTIMUS FUND SOLUTIONS, LLC ("Ultimus"), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

WHEREAS, the Fund is an closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Ultimus is willing to perform certain services for the Fund on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	RETENTION OF ULTIMUS.

The Fund hereby retains Ultimus to act as the administrator, fund accountant and transfer agent of the Fund and to furnish the Fund with the services as set forth below. Ultimus hereby accepts such employment to perform such duties.

2.	ADMINISTRATION SERVICES.

Ultimus shall provide the Fund with regulatory reporting services; shall provide all necessary office space, equipment, personnel, compensation and facilities for handling the affairs of the Fund; and shall provide such other services as the Fund may request that Ultimus perform consistent with its obligations under this Agreement. Without limiting the generality of the foregoing, Ultimus shall:

(a)	Calculate Fund expenses and administer all disbursements for the Fund, and as appropriate, compute the Fund's yields, total return, expense ratios and portfolio turnover rate;

(b)
Prepare and coordinate, in consultation with Fund counsel, prospectuses, statements of additional information, supplements, registration statements, Schedules TO, and, if requested and pursuant to mutually acceptable terms, proxy/information statements and related communications with unitholders;

(c)
Prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of units of the Fund as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Fund's units with state securities authorities, monitor the sale of Fund units for compliance with state securities laws, and file with the appropriate state securities authorities the compliance filings as may be necessary or convenient to enable the Fund to make a continuous offering of its units;

(d)
Develop and prepare, with the assistance of the Fund's investment adviser, communications to unitholders, including the annual report to unitholders, and coordinate the mailing of prospectuses, statements of additional information and supplements thereto, notices, semi-annual reports, tender offer materials, and proxy statements and related information to Fund unitholders;

(e)	Administer contracts on behalf of the Fund with, among others, the Fund's investment adviser(s), distributor and custodian;

(f)	Calculate performance data of the Fund for dissemination to information services covering the investment company industry;

(g)
Assist the Trust’s independent public accountants with the preparation and filing of all of the Fund's tax returns and prepare and mail annual Forms 1099, Forms W-2P and Forms 5498 to unitholders, with a copy to the Internal Revenue Service;

(h)
Assist with the layout and coordinate the printing of prospectuses and supplements thereto, and assist with and coordinate layout and printing of the Fund's semi-annual and annual reports to unitholders;

(i)
Provide individuals reasonably acceptable to the Fund's Board of Trustees (the “Board”) to serve as: (i) the Fund’s Anti-Money Laundering Officer (the “Fund AML Officer”) and to perform the duties of the Fund AML Officer as set forth in the Fund’s Anti-Money Laundering Program; (ii) the Fund’s Secretary and to perform the duties of the Fund’s Secretary as set forth in the By-Laws and herein: and (iii) other administrative officers, at the request for the Fund;

(j)	Advise the Fund and the Board on matters concerning the Fund and its affairs, including making recommendations regarding dividends and distributions;

(k)
Obtain and keep in effect on behalf of the Fund fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Board;

(l)	Monitor and advise the Fund on its registered investment company status under the Internal Revenue Code of 1986;

(m)
Assist the Trust’s investment adviser(s) and the Fund’s Chief Compliance Officer (the “CCO”) in monitoring and advising the Fund on compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Fund's then current Prospectus or Statement of Additional Information;

(n)
Provide such internal legal services as are requested by the Fund including, but not limited to, the coordination of meetings and preparation of materials for the Board and Board committee meetings and meetings of the Fund’s unitholders. Among other things, Ultimus shall be responsible for: (ii) the preparation of agendas, resolutions and minutes for meetings of the Board, each Board committee, and the unitholders; (ii) the coordination of delivery of Morningstar (or similar, industry-recognized) analyses of fund expenses and performance relative to benchmarks and to comparable funds to assist the Board in meeting its obligations under Section 15(c ) of the 1940 Act; (iii) the coordination of delivery of director compensation data relative to comparable funds to assist the Board in connection with its consideration of Trustee compensation matters; (iv) the solicitation of proposals for fidelity bond and directors and officers errors and omissions insurance; (v) the preparation and/or coordination of the delivery of materials requested by the Fund to be included in Board, Board committee and unitholder meeting materials; (vi) the dissemination or coordination of dissemination of Board, Board committee and unitholder meeting materials; (vii) the provision of one or more employees reasonably satisfactory to the Board to attend meetings of the Board, any Board committee or unitholder meeting and to record minutes with respect to such meetings; and (viii) the maintenance of a calendar of scheduled meetings of the Board;

(o)
Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to, the Fund's independent public accountants in connection with the preparation of any audit or report requested by the Fund;

(p)
Coordinate examinations of the Fund by the Securities and Exchange Commission (the “SEC”) or other regulatory authorities, including: (i) compiling data and other information in response to requests for information; (ii) preparing, in consultation with Fund counsel, the Fund’s responses to general communications from the SEC and other regulatory authorities as well as communications from such entities in connection with examinations; (iii) communicating with the Fund to provide status updates; and (iv) take all reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to the Securities and Exchange Commission (the “SEC”) or any other regulatory authority in connection with any regulatory audit of the Fund or the investment adviser of the Fund;

(q)	Perform all administrative services and functions of the Fund to the extent administrative services and functions are not provided to the Fund by other agents of the Fund;

(r)	Prepare and file with the SEC the reports for the Fund on Forms N-CSR, N-Q, N-SAR, Form N-PX and fidelity bond filings;

(s)	Furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund as the Fund and Ultimus shall determine desirable;

(t)
Ultimus shall (i) promptly notify the CCO and Fund counsel of any material violation of law known to Ultimus by the Fund and (ii) at such times as determined appropriate by Ultimus, notify the Board of any other material violation of law by Ultimus, relevant to the Fund, of which Ultimus becomes aware in providing the services, including as a result of information generated by Ultimus, detected through Ultimus’ internal or external audit procedures or provided to Ultimus by other service providers to the Fund or any Ultimus subcontractor;

(u)
Ultimus shall, subject to the approval of the Board, make available qualified persons who are competent and knowledgeable regarding the management and internal controls of the Fund to serve as (i) the Fund’s Principal Financial Officer (“PFO”), who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the PFO; and (ii) the Fund’s Treasurer, who will have the authority normally incident to such office including the authority to execute documents required to be executed by the Fund’s Treasurer;

(v)	Ultimus will implement Fund’s Disclosure Controls and Procedures, including coordination of receipt of Fund service provider certifications, and applicable meetings as required by the procedures;

(w)	Upon the advice and direction of Fund counsel, coordinate periodic tender offers for the Fund (initial forms for such tender offers shall be prepared by Fund Counsel);

(x)	Prepare policies, procedures, committee charters and similar documents for review by Fund counsel and approval by the Board;

(y)	Prepare and distribute Trustee/Officer Questionnaires annually or at such other more frequent intervals as may be necessary;

(z)	Prepare and amend (as necessary), subject to review by Fund counsel, file, and maintain the Fund’s organic documents;

(aa)	Prepare, subject to review by Fund counsel, and submit such filings as are necessary to maintain the Fund’s existence and good standing under applicable state law;

(bb)	Maintain, as necessary, EDGAR, CUSIP, ticker, news media and tax identification number listings;

(dd)
Employ reasonable efforts to ensure compliance with Sections 851-855 of Subchapter M of the Internal Revenue Code of 1986, as amended, including monitoring, calculating and reporting to the Fund compliance with respect to Code Section 851(b) “good income” and “diversification” testing, report the tax status of distributions and prepare year-end Federal tax notice data);

(ee)	Prepare data for the Trust’s financial statement, sixty (60) day unitholder tax notice disclosure, tax related footnotes and Statement of Position 95-3 (“ROCSOP”) adjustments;

(ff)	Prepare and, with approval of the Fund, distribute to appropriate parties notices announcing the declaration of distributions to unitholders;

(gg)	Oversee and coordinate the payment of distributions to unitholders;

(hh)	Perform monthly capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards;

(ii)	Prepare, as needed, short- and long-term gain reports for the Fund year-end capital gain tax planning; and

(jj)	Oversee the solicitation and tabulation of proxies, if requested and pursuant to mutually acceptable terms.

3.	FUND ACCOUNTING SERVICES

Ultimus will provide the Fund with the fund accounting services as set forth below:

(a)	MAINTENANCE OF BOOKS AND RECORDS.

Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Fund’s financial and portfolio transactions as may be required by the rules and regulations of the SEC adopted under Section 31(a) of the 1940 Act. Ultimus shall cause the subject records of the Fund to be maintained and preserved pursuant to the requirements of the 1940 Act.

(b)	PERFORMANCE OF DAILY ACCOUNTING SERVICES.

In addition to the maintenance of the books and records specified above, Ultimus shall perform the following accounting services monthly or as frequently as necessary in accordance with the Fund’s prospectus for each Fund:

(i)	Calculate monthly the net asset value per unit utilizing prices obtained from the sources described in subsection 1(b)(ii) below;
(ii)	Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices consistent with the Fund’s Valuation Policy;
(iii)	Verify and reconcile with the Fund’s custodian all daily trade activity;
(iv)	Compute, as appropriate, the Fund's net income and capital gains, all income and capital gain distributions, dividend factors, yields, and weighted average portfolio maturity;
(v)
Review monthly the net asset value calculation and dividend factor (if any) for the Fund prior to release to unitholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

(vi)	Determine unrealized appreciation and depreciation on securities held by the Fund;
(vii)	Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;
(viii)	Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;
(ix)	Post Fund transactions to appropriate categories;
(x)
Accrue expenses of the Fund and submit changes to accruals and expense items to the Fund’s executive officers for review and approval and make necessary and appropriate adjustments over such periods to reflect over-accruals and under-accruals of estimated expenses, or income;

(xi)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund unit transactions and (3) income and expense accounts;
(xii)	Provide accounting reports in connection with the Fund's regular annual audit and other audits and examinations by regulatory agencies;
(xiii)	Provide such periodic reports, as the parties shall agree upon;
(xiv)	Prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections, and fee waiver/expense reimbursement projections on a periodic basis;
(xv)	Monitor, if applicable, the Fund’s expense limitation and provide the Fund’s executive officers and portfolio manager with a periodic report regarding compliance with expense limitation in effect;
(xvi)	Calculate and accrue fee waivers and expense reimbursements and invoice and collect expense reimbursements on behalf of the Fund; and

(xvii)
With respect to the services provided hereunder, assist the Fund in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and 30a-3 under the 1940 Act, including delivery of appropriate sub-certifications to Fund officers who are required to file certifications in accordance with the Sarbanes-Oxley Act of 2002.

(c)	SPECIAL REPORTS AND SERVICES.

(i)
Ultimus may provide additional special reports upon the request of the Fund or the Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(ii)
Ultimus may provide such other similar services with respect to as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(d)	ADDITIONAL ACCOUNTING SERVICES.

Ultimus shall also perform the following additional accounting services:

(i)	Provide monthly (or as frequently as may reasonably be requested by the Fund’s investment adviser) a set of financial statements for the Fund as described below, upon request of the Fund:

Statement of Assets and Liabilities
Statement of Operations
Statement of Changes in Net Assets
Security Purchases and Sales Journals
Portfolio Holdings Reports

(ii)	Provide accounting information for the following:

(A)	Federal and state income tax returns and federal excise tax returns;
(B)	The Fund's semi-annual reports with the SEC on Forms N-CSR, N-Q and N-SAR;
(C)	The Fund's annual, semi-annual and quarterly (if any) financial statements;
(D)	Registration statements on Form N-2 and other filings relating to the registration of units;
(E)	Ultimus' monitoring of the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;
(F)	Annual audit by the Fund's auditors; and
(G)	Examinations performed by the SEC.

4.	TRANSFER AGENT

Ultimus will provide the Fund with the transfer agent services as set forth below:

(a)	Unitholder Transactions

(i)	Set up account information, including name, address, taxpayer identification numbers and intermediary instructions.
(ii)	Withhold taxes on U.S. resident and non-resident alien accounts, when applicable;
(iii)	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);
(iv)	Issue periodic statements for unitholders;
(v)	Process transfers and exchanges;
(vi)	Act as service agent and process dividend payments, including the purchase of new shares, through dividend reimbursement.
(vii)	Provide data regarding broker commissions and providing related reports to the Fund’s distributor;
(viii)
Record the issuance of units and maintain pursuant to SEC Rule 17Ad- 10(e) of the 1934 Act a record of the total number of units of the Fund which are authorized, based upon data provided by the Fund, and issued and outstanding;

(ix)	Perform such services as required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act;
(x)	Provide cost basis reporting for unitholders; and
(xi)	Administer and/or perform all other customary services of a transfer agent.

(b)	Purchase, Redemption and Transfer of Interests

(i)	Receive for acceptance, orders for the purchase of interests, and confirm subscription activity with the investor;
(ii)	Maintain escrow accounts to facilitate receipt of monies prior to movement to custody account;
(iii)	Deliver accepted subscription payment and appropriate documentation to the custodian;
(iv)	Issue the appropriate number of interests and hold such interests in the appropriate investor account;
(v)	Receive for acceptance, redemption requests and deliver the appropriate documentation to the custodian;
(vi)	Calculate and pro-rate request to redeem interests, as necessary;
(vii)	Calculate and track any fees or holdbacks associated with redemptions;
(viii)	Pay redemption proceeds as required by the Prospectus pursuant to which the redeemed interests were offered and as instructed by the redeeming investors;
(ix)	Track investor accounts by financial intermediary source and otherwise as reasonably requested by the Fund;

(x)	Calculate, report to the Fund and receive from investors or debit investor accounts for sales commissions;
(xi)	Calculate, report to the Fund and transmit payments to underwriters, selected dealers and others for commissions, service fees and other payments due from the Fund or any distributor; and
(xii)	Calculate, report to the Fund and withhold redemption fees and pay the amount of any redemption fees to the Fund.

(c)	Unitholder Information Services

(i)	Make information available to unitholder servicing unit and other remote access units regarding trade date, unit price, current holdings, yields, and dividend information;
(ii)	Produce detailed history of transactions through duplicate or special order statements upon request;
(iii)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current unitholders; and
(iv)	Maintain a unitholder servicing unit to respond as appropriate to all telephonic and written inquiries and communications from unitholders relating to unitholder accounts.

(d)	Compliance Reporting

(i)	Provides reports to the SEC and the states in which the Fund is registered;
(ii)	Prepare and distribute appropriate Internal Revenue Service forms for shareholder income and capital gains
(iii)	Issue tax withholding reports to the Internal Revenue Service.

(e)	Unitholder Account Maintenance

(i)	Maintain all unitholder records for each account in the Fund;
(ii)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required;
(iii)	Record unitholder account information changes; and
(iv)	Maintain account documentation files for each unitholder.

(f)	AML Services

The Trust delegates to Ultimus the performance of the anti-money laundering services set forth below (the “AML Services”) with respect to investor accounts maintained by Ultimus pursuant to the Agreement; and subject to the terms and conditions of the Agreement, Ultimus accepts this delegation and agrees to perform the AML Services in accordance with the Fund’s and Ultimus’ AML program and reasonably to cooperate with the Fund AML Officer in the performance of that person’s responsibilities. Notwithstanding this delegation, the Fund shall maintain full responsibility for ensuring that its AML program is and continues to be reasonably designed to ensure compliance with the applicable AML laws.

(i)	Verify investor identity upon opening new customer accounts in accordance with Section 326 of the USA PATRIOT Act (the “Patriot Act”) and any regulations thereunder, as required under Applicable Law;

(ii)	Monitor investor transactions and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the AML programs of the Fund and Ultimus;

(iii)
Review all new accounts and registration maintenance transactions against the Office of Foreign Asset Control (“OFAC”) database and other such lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities, including review of such investor information upon changes to such databases;

(iv)
Follow the Fund’s policies with respect to the acceptance of cash equivalents and third party checks; provided, however, that unless the parties agree otherwise under no circumstance will Ultimus accept a corporate third party check;

(v)	Place holds on transactions in investor accounts or freeze investor accounts, as provided in the AML programs of the Fund and Ultimus and in accordance with the Patriot Act and OFAC; and

(vi)
(A) Ultimus will reasonably cooperate with the Fund to accommodate non-material changes and adjustments to agreed upon services, maintaining reasonably adequate policies, procedures and internal controls that are consistent with the Fund’s AML program as in effect from time-to-time, (B) conduct (or have a third party conduct) an independent review of its AML Program at least annually and provide the report of such independent review to the Fund and the Fund’s AML Compliance Officer; and (C) maintain a reasonable, ongoing training program with respect to its own personnel relating to AML matters.

(g)	Notes and Conditions to AML Services

(i)	The Fund authorizes Ultimus to take such actions in the performance of the AML Services as Ultimus deems appropriate and consistent with the Fund’s AML program and applicable AML Laws.

(ii)
Ultimus agrees to furnish the Fund its written program concerning anti-money laundering services rendered by Ultimus to its various clients. Ultimus agrees to notify the Fund of any changes to its anti-money laundering program that individually or in the aggregate would materially impact the Fund’s AML program.

(iii)	Ultimus shall make its relevant personnel available to meet or speak with the Board concerning the AML Services at such intervals as may be reasonably necessary or appropriate.

(iv)
Ultimus represents and warrants to the Fund that (i) Ultimus has adopted and will maintain a written program concerning the anti- money laundering services it provides to its various clients, and (ii) Ultimus’ policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Agreement.

Ultimus shall perform such other services for the Fund that are mutually agreed upon by the parties from time to time either at no additional fees or for such reasonable and customary fees as are mutually agreed upon by the parties; provided, however that the Fund may retain third parties to perform such other services.

5.	COMPLIANCE SERVICES

(a)        Subject to the approval of the Board, Ultimus shall make available a qualified person to act as the CCO who is competent and knowledgeable regarding the federal securities laws. Ultimus’ responsibility for the activities of the CCO is limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO as provided by Rule 38a-1. The CCO shall:

(i)	Report directly to the Board;
(ii)	Review and administer the Fund’s compliance program policies and procedures;
(iii)	Review at least annually the adequacy of the policies and procedures of the Fund and the effectiveness of their implementation;
(iv)
Establish a quarterly reporting process to the Board on the administration and enforcement of the Fund’s compliance program and attend regularly scheduled board meetings as well as special meetings on an as-needed basis; and

(v)
Prepare a written annual report for the Board that, at a minimum, addresses (1) the operation of the Fund since the last report to the Board; (2) any material changes to such policies and procedures since the last report; (3) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews; and (4) any “Material Compliance Matters” (as defined in Rule 38a-1) since the date of the last report.

(b)	Ultimus Shall:

(i)	Work with Fund counsel and the Fund’s administrator to create and maintain investment company policies and procedures as required under Rule 38a-1 of the 1940 Act;
(ii)	Review compliance procedures for service providers to the Trust for compliance with Rule 38a-1;
(iii)	Assist the CCO in the preparation of the Annual Review of the Trust’s compliance procedures as well as those of each service provider and provide test results and recommendations to the CCO;
(iv)	Conduct due diligence of the key service providers to the Trust and document test results and recommendations to the CCO;
(v)	Maintain work papers and testing results as part of required books and records of the Fund;
(vi)	Periodically monitor Fund portfolio purchases and holdings with respect to the investment objectives, restrictions and limitations stated in the Fund’s registration statement;
(vii)	Periodically test that SEC filings are made and are maintained as part of the required books and records of the Fund;
(viii)	Assist in the review of communications with the public not otherwise required by the Distributor;
(ix)
Subject to the approval of the Board, make available a qualified person to act as the Fund’s Anti-Money Laundering Compliance Officer who is competent and knowledgeable regarding the anti-money laundering rules and regulations applicable to the Fund.

(x)	Design testing methods for the Fund’s compliance program policies and procedures;

6.	SUBCONTRACTING.

Ultimus may, at its expense and, upon approval by the Fund, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Ultimus shall be responsible, to the extent provided in Section 11 hereof, for all acts of such subcontractor as if such acts were its own.

7.	ALLOCATION OF CHARGES AND EXPENSES.

Ultimus shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation, if any, of officers of the Fund who are affiliated persons of Ultimus.

The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing unitholders, all expenses incurred in connection with issuing and redeeming units, the costs of custodial services, the cost of initial and ongoing registration and/or qualification of the units under federal and state securities laws, fees and out-of-pocket expenses of the Fund’s Trustees who are not affiliated persons of Ultimus or the investment adviser to the Fund, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

8.	COMPENSATION OF ULTIMUS.

For the services to be rendered, the facilities furnished and the expenses assumed by Ultimus pursuant to this Agreement, the Fund shall pay to Ultimus compensation at an annual rate specified in Schedule A attached hereto, as such Schedule may be amended from time to time by mutual agreement of the parties. Such compensation shall be calculated and accrued monthly and paid to Ultimus monthly.

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ultimus' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Ultimus’ compensation for the preceding month shall be made promptly.

9.	REIMBURSEMENT OF EXPENSES

In addition to paying Ultimus the fees described in Schedule A attached hereto, the Fund agrees to reimburse Ultimus for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

(a)
Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at Board meetings and unitholders’ meetings and other expenses approved by the Fund or Advisor;

(b)	All freight and other delivery and bonding charges incurred by Ultimus in delivering materials to and from the Fund;

(c)
All direct telephone, telephone transmission and telecopy, Internet Access Fees, or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund’s investment adviser or custodian, dealers or others as required for Ultimus to perform the services to be provided hereunder;

(d)	The cost of any portfolio price quotation services utilized by the Fund;

(e)	The cost of microfilm, microfiche or other methods of storing records or other materials;

(f)	The cost of printing and generating confirmations, statements and other documents and the cost of mailing such documents to unitholders and others;

(g)
All expenses incurred in connection with any licenses of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Fund;

(h)	Any bank service charges and other industry standard transfer agent expenses;

(i)
Any normal operating expenses, such as federal and state filing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers;

(j)
Any expenses Ultimus shall incur at the written direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes;

(k)	A reasonable allocation of the costs associated with the preparation of Service Organization Control 1 Reports (“SOC 1 Reports”);

(l)	Any conversion costs not related to Ultimus Fund Solutions professional services; and

(m)	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

10.	EFFECTIVE DATE.

This Agreement shall become effective on December 16, 2013 (the "Effective Date").

11.	TERM OF THIS AGREEMENT.

The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of two years. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

This Agreement may be terminated with respect to any Fund without penalty for “cause” (as defined herein) upon the provision of thirty (30) days’ advance written notice by the party alleging cause. After the initial two-year term, this Agreement may also be terminated with respect to any Fund without penalty by provision of one hundred twenty (120) days’ written notice.

For purposes of this Agreement, “cause” shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Fund, a serious failure to perform satisfactorily Ultimus’ obligations hereunder; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

Notwithstanding the foregoing, after such termination for so long as Ultimus, with the written consent of the Fund, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Ultimus and unpaid by the Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination. Following any such termination, Ultimus agrees to cooperate with any reasonable request of the Fund to effect a prompt transition to a new administrative service provider selected by the Fund. Ultimus shall be entitled to collect from the Fund, in addition to the compensation described in Schedule A, the amount of all of Ultimus’ cash disbursements for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Fund and/or its designees of the Fund’s property, records, instruments and documents.

12.	STANDARD OF CARE.

The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. Ultimus shall maintain policies and procedures relating to the services it provides to the Fund that are reasonably designed to prevent violations of the federal securities laws and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. Ultimus shall provide the services subject to the direction and supervision of the Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions and policies implemented by the Board. Ultimus shall be liable for any damages arising directly or indirectly out of Ultimus' failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus' willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder; provided, however, that Ultimus’ maximum cumulative aggregate liability under this Agreement shall be limited to the total fees Ultimus was paid in the most-recent twenty-four-month period, provided that if such date is during the first twenty-four (24) months of this Agreement, then Ultimus’ cumulative liability shall not exceed the total amount of compensation paid or payable by the Fund to Ultimus under this Agreement during the first twenty-four (24) months of this Agreement; and further provided that the foregoing shall not apply to any liability arising as a result of the willful default, fraud or negligence of Ultimus. (As used in this Section 12, the term "Ultimus" shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

Without limiting the generality of the foregoing or any other provision of this Agreement, (i) Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above; and (ii) Ultimus shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes).

Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith and in accordance with the standard of care set forth above. Upon request, Ultimus will provide the Fund with a copy of the advice of counsel received that is not the subject of attorney client or work product privilege.

13.	INDEMNIFICATION.

The Fund agrees to indemnify and hold harmless Ultimus from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Fund, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Fund shall have no obligation to indemnify or reimburse Ultimus under this Section 13 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

Ultimus shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Ultimus' own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Section 13, the term "Ultimus" shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

In order that the indemnification provisions contained in this Agreement shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from liability unless and to the extent it has been actually and materially prejudiced by such failure. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

14.	INDEMNIFICATION OF THE FUND.

 Ultimus agrees to indemnify and hold harmless the Fund and each person who has been, is or may hereafter be a Trustee, officer, employee, unitholder or control person of the Fund against any and all Losses arising directly or indirectly out of Ultimus’ failure to exercise the standard of care set forth above with respect to its services under this Agreement. The Fund and any such persons shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of the Fund’s or such person’s willful misfeasance, bad faith or negligence. Ultimus shall have no obligation to indemnify or reimburse the Fund under this Section 14 to the extent that the Fund is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

15.	RECORD RETENTION AND CONFIDENTIALITY.

Ultimus shall keep and maintain on behalf of the Fund all books and records which the Fund and Ultimus is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1, 31a-2 and 38a-1 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Ultimus further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund and its unitholders; except when requested to divulge such information by duly-constituted authorities or court process.

Nonpublic personal shareholder information shall remain the sole property of the Fund. Such information shall not be disclosed or used for any purpose except in connection with the performance of the duties and responsibilities described herein or as required or permitted by law. The provisions of this Section shall survive the termination of this Agreement. The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.

Ultimus acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). Ultimus agrees: (i) not to disclose or use such information except as required to carry out Ultimus’ duties under this Agreement or as otherwise provided hereunder or by the Privacy Laws, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

16.	FORCE MAJEURE.

So long as Ultimus has adopted reasonable business continuity procedures and is following them, Ultimus assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

17.	RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of the Fund and all such records and data will be furnished to the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason. Ultimus may at its option at any time, and shall promptly upon the Fund's demand, turn over to the Fund and cease to retain Ultimus' files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection. If not so turned over to the Fund, such documents and records will be retained by Ultimus for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Fund unless the Fund authorizes in writing the destruction of such records and documents.

18.	REPRESENTATIONS OF THE FUND.

The Fund certifies to Ultimus that: (1) as of the close of business on the Effective Date, the Fund has authorized unlimited units, and (2) this Agreement has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

19.	REPRESENTATIONS OF ULTIMUS.

Ultimus represents and warrants that: (1) the various procedures and systems which Ultimus has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Fund and Ultimus’ records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, (2) this Agreement has been duly authorized by Ultimus and, when executed and delivered by Ultimus, will constitute a legal, valid and binding obligation of Ultimus, enforceable against Ultimus in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of the Agreement, (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement, (5) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted and there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement and (6) it will provide the Fund with copies of any SOC 1 audits or its equivalent concerning its business. Ultimus further represents that it will inform the Fund immediately in the event there is a material adverse change in its financial condition.

20.	INSURANCE.

Ultimus shall furnish the Fund with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. Ultimus shall notify the Fund should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore. Ultimus shall notify the Fund of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by Ultimus under its insurance coverage.

21.	INFORMATION TO BE FURNISHED BY THE FUND.

The Fund has furnished to Ultimus the following:

(a)	Copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(b)	Copies of the following documents:

(1)        The Fund's Bylaws and any amendments thereto; and
(2)
Certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder.

(c)	A list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters.

(d)	Copies of the Prospectus and Statement of Additional Information for the Fund.

22.	AMENDMENTS TO AGREEMENT.

This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

23.	COMPLIANCE WITH LAW.

Except for the obligations of Ultimus otherwise set forth herein, the Fund assumes full responsibility for the preparation, contents and distribution of each prospectus of the Fund as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction.

24.	NOTICES.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Fund, at 320 South Boston, Suite 1130, Tulsa, Oklahoma 74103, Attn: Gary W. Gould; and if to Ultimus, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Robert G. Dorsey; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

25.	ASSIGNMENT.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

26.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

27.	LIMITATION OF LIABILITY.

Notice is hereby given that this instrument is executed on behalf of the Board of the Fund and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or unitholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

28.	MULTIPLE ORIGINALS.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

29.	ANTI-MONEY LAUNDERING PROGRAM

(a)
The Fund hereby delegates to Ultimus, and Ultimus hereby accepts, responsibility to perform certain services in connection with the Fund’s Anti-Money Laundering Program (the “Fund AML Program”), as further set out in the Fund AML Program, including provisions relating to: (i) customer identification program, (ii) suspicious activity monitoring and reporting; (iii) cash transaction reporting; (iv) recordkeeping; and (v) employee training (as it relates to Ultimus employees) (collectively, the “AML Services”). Ultimus further agrees to cooperate with the Fund’s AML Compliance Officer in the performance of the AML Services as set forth in the Fund AML Program.

(b)	Ultimus represents and warrants that:

(i)	Ultimus undertakes to perform all delegated responsibilities under the Fund AML Program; and
(ii)
Ultimus has adopted and will maintain a written anti-money laundering program (“Ultimus AML Program”) that includes policies and procedures that enable it to perform its responsibilities under the Agreement, as amended hereby.

(c)
The Fund represents and warrants that the Fund will promptly provide Ultimus any amendment(s) to the Fund AML Program, which will be subject to the terms of the Agreement, as amended hereby, upon delivery to Ultimus.

(d)	Ultimus hereby:

(i)	Agrees to provide, upon request by federal examiners, information and records maintained by Ultimus relating to the Fund AML Program for purposes of the Fund AML Program;
(ii)	Agrees to provide, upon request by the Fund, information and records maintained by Ultimus relating to the AML Services and the Ultimus AML Program as it applies to the AML Services;
(iii)
Agrees to cooperate with the Fund’s AML Compliance Officer with respect to any request for information by the Financial Crimes Enforcement Network pursuant to the Bank Secrecy Act, as amended by the USA PATRIOT Act and the regulations thereunder; and

(iv)	Consents to the inspection of Ultimus by federal examiners for purposes of the Fund AML Program.

(e)	Ultimus agrees to furnish to the Fund the following:

(i)	A copy of Ultimus AML Program as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;
(ii)
No less frequently than annually, a report on the Ultimus AML Program that includes a certification to the Fund concerning Ultimus’ implementation of, and ongoing compliance with, the Ultimus AML Program and a summary of any audit report prepared with respect to the Ultimus AML Program as it pertains to the AML Services;

(iii)	Interim reports with respect to any material issues that arise with respect to the AML Services or the Ultimus AML Program; and
(iv)	Periodic reports concerning Ultimus’ compliance with the Ultimus AML Program and/or the AML Services at such times as may be reasonably requested by the Board or AML Compliance Officer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FSI LOW BETA ABSOLUTE RETURN FUND

By:	/s/ Gary W. Gould
Title:	Chairman

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Robert G. Dorsey
Title:	President

SCHEDULE A
TO THE SERVICES AGREEMENT BETWEEN
FSI LOW BETA ABSOLUTE RETURN FUND AND
ULTIMUS FUND SOLUTIONS, LLC

FEES

FUND ADMINISTRATION, FUND ACCOUNTING, TRANSFER AGENT, & COMPLIANCE SERVICES:

Ultimus will provide all of the fund administration, fund accounting, and transfer agent services described herein for a monthly fee calculated at an annual rate as a percentage of the Fund’s average monthly net assets as follows:

Average Monthly Net Assets	Service Fee
Up to $100 million	.1025%
$100 to $250 million	.080%
In excess of $250 million	.055%

•	The fee will be subject to a monthly minimum fee of $3,800 for each fund.

•	FundStation Performance Reporting (including After-Tax Performance Reporting), included at no extra cost to the Fund.

CCO AND COMPLIANCE SERVICES:

Ultimus will provide the CCO and compliance services described herein for an annual fee based upon the Fund’s average monthly net assets as follows:

Average Monthly Net Assets	CCO Service Fee
Up to $250 million	$6,000
$250 to $500 million	$7,500
In excess of $500 million	$10,000

OPTIONAL SERVICES:

For Web Inquiry access, Ultimus charges an annual fee of $7,200 per Fund and a one-time set up fee of $2,500 for this service.

OUT-OF-POCKET EXPENSES:

The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 9 of this Agreement.